Exhibit (c)(4)

2 0 D E C E M B E R 2 0 1 2 C O N F I D E N T I A L PRESENTATION T O THE BOARD OF DIRECTORS Project HOTSPURS

C O N F I D E N T I A L P R O J E C T H O T S P U R S Disclaimer The information herein has been prepared by Lazard Middle Market LLC (“LMM”) based upon information supplied by the management HOTSPURS (“HOTSPURS” or the Company”) or publicly available information, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company with respect to the anticipated future performance of the Company. We have assumed and relied upon the accuracy and completeness of the foregoing information without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, or concerning the solvency or fair value of the Company, and we have not been furnished with any such valuation or appraisal. With respect to financial forecasts, we have assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and the information were prepared for the benefit and use of the Board of Directors of HOTSPURS (in its capacity as such). These materials and the information contained herein may not be disclosed publicly except to the extent required by applicable law or made available to third parties without the prior written consent of LMM; provided, however, that the Company may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. LMM is acting as financial advisor to the Company, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice.

P R O J E C T H O T S P U R S C O N F I D E N T I A L Table of Contents I TRANSACTION SUMMARY 1 II MARKET AND TRADING PERFORMANCE 3 III FINANCIAL ANALYSIS 7 APPENDIX

P R O J E C T H O T S P U R S I Transaction Summary

PROJECT HOTSPURS | I TRANSACTION SUMMARY

Summary of Selected Transaction Terms

Acquirer	■ Värde Partners, Inc. ("Värde Partners") through newly-formed subsidiaries, Hotspurs Holdings LLC and Hotspurs Acquisition Corporation
Structure	■ Merger of Hotspurs Acquisition Corporation with and into HOTSPURS (the "Merger")

Consideration	■ $10.00 per outstanding share of Company common stock
	  ■ $107.1 million aggregate consideration
	  ■ 100% cash

Financing	■ Available cash / no financing contingency ■ Continuation of HOTSPURS' financing facilities through waiver of change of control provisions by current lenders, including Bank of Scotland and Bank of America

Other	■ Company non-solicitation provision, subject to exercise of Board's fiduciary duties with respect to a superior proposal or intervening event
	■ Certain Closing Conditions
	  ■ HOTSPURS' stockholder approval
	  ■ Expiration or termination of HSR waiting periods
	■ Termination Fee
	  ■ $2.0 million fee and up to $1.0 million expense reimbursement payable by HOTSPURS upon termination in connection with execution of an agreement relating to an acquisition proposal, receipt of a superior proposal or change in HOTSPURS Board recommendation
	■ Reverse Termination Fee
	  ■ $5.0 million fee and up to $1.0 million expense reimbursement payable by Värde Partners upon termination by HOTSPURS for material breach of representations or covenants resulting in the failure of closing conditions to be satisfied or failure to consummate the Merger
	■ Management
	  ■ Three members of the Company's management owning collectively approximately 3.3% of outstanding Company common stock will enter into new employment contracts
	  ■ Transition and severance arrangements will be entered into with certain members of the Company's management who will not remain with the Company after the Merger
	■ Support Agreement
	  ■ Executive officers and directors owning collectively approximately 16.6% of outstanding Company common stock will enter into a support agreement

Source: Draft dated December 19, 2012 of Agreement and Plan of Merger

1 | LAZARD MIDDLE MARKET

PROJECT HOTSPURS | I TRANSACTION SUMMARY

Implied Transaction Multiples and Premia

($ In Millions, Except Per Share Data)

IMPLIED MULTIPLES

	A	B	C
	HOTSPURS Metrics	12/19/2012 Closing Stock Price	Per Share Consideration
Closing Stock Price		**$8.27**	**$10.00**
Fully Diluted Shares Outstanding (millions)		10.627	10.709
Implied Fully-Diluted Equity Value		**$87.9**	**$107.1**
Implied Price/Book Value Multiples:			
September 30, 2012A Shareholders' Equity	*$129.1*	0.68x	0.83x
September 30, 2012A Tangible Shareholders' Equity	*129.1*	0.68x	0.83x
Implied Price/Earnings Multiples:			
Reported LTM Earnings	*30.0*	2.9x	3.6x
LTM Operating Earnings [(a)]	*3.5*	25.1x	30.6x
2012E Earnings	*19.6*	4.5x	5.5x
2012E Adjusted Earnings [(b)]	*12.8*	6.8x	8.3x

IMPLIED PREMIA TO CLOSING STOCK PRICES

	D	E
	Closing Stock Price	Implied Transaction Premium
12/19/2012	$8.27	20.9%
30-Day Average [(c)]	8.13	23.0%
60-Day Average [(c)]	8.14	22.9%
90-Day Average [(c)]	8.17	22.4%
52-Week High	10.00	0.0%
52-Week Low	6.88	45.3%

Source: SNL Financial; Company public filings and Board-authorized Company financial information and forecasts

(a) Operating earnings do not include non-recurring extraordinary gain on debt extinguishment in December 2011 (net impact of reversal is approximately $26.5m). If LTM operating earnings were adjusted to exclude recent and near-term divestitures, LTM operating earnings for this period would be negative $4.7m

(b) Excludes full-year earnings for recent and near-term divestitures

(c) As of 12/19/2012; trading days only used in market premium calculations

2 | LAZARD MIDDLE MARKET

P R O J E C T H O T S P U R S II Market and Trading Performance

I I M A R K E T A N D T R A D I N G P E R F O R M A N C E P R O J E C T H O T S P U R S 250 $12.00 Historic Stock Price Performance 12/21/2009 12/19/2012 Volume (in thousands) Price per share ($) 200 $8.00 $10.00 Closing stock price: $6.75 Closing stock price: $8.27 1 – Year Average: $8.44 3 Y A 743 2 – Year Average: $7.66 100 150 $4 00 $6.00 – Year Average: $7.43 50 $2.00 4.00 0 $0.00 Dec-09 Jun-10 Dec-10 Jun-11 Dec-11 Jun-12 Dec-12 CLOSING STOCK PRICE IMPLIED ( ) DAILY VOLUME TRENDS (b) % OF SHARES LOW HIGH AVG MEDIAN PREMIUM a) 10-Days $7.81 $8.27 $8.02 $8.04 24% 30-Days $7.81 $8.40 $8.13 $8.13 23% 6-Month $7.76 $9.00 $8.32 $8.27 21% 1- Year $6.88 $10.00 $8.44 $8.35 20% 2 Year $6 00 $10 00 $7 66 $7 91 26% AVG OUTSTANDING 10-Days 15.06 0.14% 30-Days 8.39 0.08% 6-Month 6.04 0.06% 1- Year 7.85 0.07% 2 Year 3 Source: FactSet (a) Premium based on $10.00 per share consideration over average closing stock price for specified period (b) Volume of shares traded in thousands, assumes constant basic shares outstanding of 10,556,197 2- 6.00 10.00 7.66 7.91 3- Year $5.40 $10.00 $7.43 $7.35 36% 2- 7.00 0.07% 3- Year 8.06 0.08%

I I M A R K E T A N D T R A D I N G P E R F O R M A N C E P R O J E C T H O T S P U R S Trading Volume at Various Historical Stock Prices Last 30 Trading Days Total Volume ('000): 251.7 VWAP: $8.10 140 160 180 200 0s) L 60T di D Average Daily Volume: 8.39 % Traded 0.0% 0.0% 0.0% 27.8% 72.2% 0.0% 0.0% 0.0% 0.0% 0 20 40 60 80 100 120 <$6.50 $6.51 - $7.00 $7.01 - $7.50 $7.51 - $8.00 $8.01 - $8.50 $8.51 - $9.00 $9.01 - $9.50 $9.51 - $10.00 >$10.00 Volume (00 Last 60 Trading Days % Cumulative 0.0% 0.0% 0.0% 27.8% 100.0% 100.0% 100.0% 100.0% 100.0% Total Volume ('000): 343.2 VWAP: $8.09 Average Daily Volume: 5.72 0 40 80 120 160 200 240 280 Volume (000s) Last 90 Trading Days % Traded 0.0% 0.0% 0.0% 28.4% 71.6% 0.0% 0.0% 0.0% 0.0% % Cumulative 0.0% 0.0% 0.0% 28.4% 100.0% 100.0% 100.0% 100.0% 100.0% <$6.50 $6.51 - $7.00 $7.01 - $7.50 $7.51 - $8.00 $8.01 - $8.50 $8.51 - $9.00 $9.01 - $9.50 $9.51 - $10.00 >$10.00 Total Volume ('000): 505.6 VWAP: $8.08 Average Daily Volume: 5.62 200 250 300 350 ( 000s) Last 12 Months % Traded 0.0% 0.0% 0.0% 32.2% 65.0% 2.8% 0.0% 0.0% 0.0% % Cumulative 0.0% 0.0% 0.0% 32.2% 97.2% 100.0% 100.0% 100.0% 100.0% 0 50 100 150 <$6.50 $6.51 - $7.00 $7.01 - $7.50 $7.51 - $8.00 $8.01 - $8.50 $8.51 - $9.00 $9.01 - $9.50 $9.51 - $10.00 >$10.00 Volume Total Volume ('000): 1,978.1 VWAP: $8.49 Average Daily Volume: 7.85 0 150 300 450 600 750 900 Volume (000s) 4 Source: Capital IQ. As of 12/18/2012 Based on average of daily high and low stock price % Traded 0.0% 1.5% 0.0% 14.1% 40.5% 29.7% 5.7% 8.5% 0.0% % Cumulative 0.0% 1.5% 1.5% 15.6% 56.1% 85.8% 91.5% 100.0% 100.0% <$6.50 $6.51 - $7.00 $7.01 - $7.50 $7.51 - $8.00 $8.01 - $8.50 $8.51 - $9.00 $9.01 - $9.50 $9.51 - $10.00 >$10.00

PROJECT HOTSPURS II MARKET AND TRADING PERFORMANCE

Relative Indexed Stock Price Performance

Over the past three years, HOTSPURS' stock price generally has underperformed relative to selected companies across various sectors of the specialty finance industry


300%
250%
200%
150%
100%
50%
0%
Dec-09
May-10
Oct-10
Apr-11
Sep-11
Feb-12
Jul-12
Dec-12
209.9%
167.5%
38.0%
38.2%
26.4%
HOTSPURS
BDCs
Receivables Management
Commercial Finance
Specialty CRE Services

Source: FactSet. Values indexed at 100 as of 12/18/2009
Note: Selected companies are referenced in Appendix

5 | LAZARD MIDDLE MARKET

I I M A R K E T A N D T R A D I N G P E R F O R M A N C E P R O J E C T H O T S P U R S Relative Implied Trading Multiples Over the past three years, HOTSPURS generally has traded at a discount to selected companies across various sectors of the specialty 1.45x 1 43x 1.52x 1.6x 30.0x finance industry PRICE / BOOK VALUE PRICE / REPORTED LTM EARNINGS (a) 0 82 0.99x 0.91x 0.87x 1.15x 1.14x 0.95x 1.32x 1.21x 1.06x 1.43x 1.0x 1.2x 1.4x 17.5x 19.5x 25.1x 20.0x 25.0x 0.68x 0.77x 0.82x 0.4x 0.6x 0.8x 13.7x 13.0x 15.1x 9.6x 13.8x 10.8x 11.9x 11.6x 10.5x 10.0x 15.0x 0.0x 0.2x Current 1-Year Average 3-Year Average 2.9x 4.2x 4.5x 0.0x 5.0x Current 1-Year Average 3-Year Average 12/18/12 12/18/12 HOTSPURS Commercial Finance Receivables Management Specialty CRE Services BDCs 6 Source: FactSet and SNL Financial. As of 12/18/2012. Note: Selected companies are referenced in Appendix (a) Based on Price/LTM operating earnings, HOTSPURS currently trades at 25.1x, 1-year average of 38.2x and 3-year average of 15.5x

P R O J E C T H O T S P U R S III Financial Analysis

I I I F I N A N C I A L A N A L Y S I S P R O J E C T H O T S P U R S Summary of Financial Forecasts Board-authorized financial forecasts provided to LMM on 11/20/12 (and affirmed on 12/11/2012) include: Consolidated financial performance for the period inclusive of 10/01/2012 to 12/31/2012 Assumptions relating to contemplated asset divestitures during the above-referenced period Forecast consolidated financial condition as of 12/31/2012 Forecasts of financial performance and financial condition for the fiscal years ending 12/31/2013 through 12/31/2016 Ongoing capital constraints with an assumption of limited liquidity due principally to high proportion of the Company’s consolidated earnings assets remaining encumbered by existing financing facilities and continued uncertainty in accessing additional capital Other assumptions per Company management include: Current portfolio investments: managed and recovered (collected) according to the Company’s collection assumptions and based solely on the Company’s proprietary internal collections models Special situations investments: managed and realized over time in accordance with the Company’s internal estimates of timing and realized (terminal) value Servicing contracts: no new servicing contracts; servicing fees diminish as assets are resolved or moved Interim (near-term) asset divestitures: sale of the Company’s minority interest in: UBN/MCS in December 2012; Teton Buildings in March 2013; and American Business Lending in March 2013 Fixed operating overhead: material reductions in operating expenses beginning in 2013 and ongoing expense rationalization in accordance with reduced origination activities Financing/capitalization: current debt obligations and financing facilities are amortized in accordance with contractual terms, and as cash flows from assets pledged to such facilities are realized Accounting: NOLs are substantially used and exhausted prior to 12/31/2012; the Company begins paying corporate income taxes in 2013; no material changes in accounting methods and practices 7 Source: Company management as authorized by Board of Directors

I I I F I N A N C I A L A N A L Y S I S P R O J E C T H O T S P U R S Financial Forecast ($ in millions) ADJUSTED NET REVENUE (a,b,c,d) $104 8 $120 $54.8 $45 4 $81.8 104.8 $78.8 $71.0 $53.8 $60 $80 $100 $42.6 45.4 $45.0 $18.4 $6.9 $0 $20 $40 ADJUSTED NET INCOME (c,d) $19.6 $20 $30 2006 2007 2008 2009 2010 2011 2012E 2013E 2014E 2015E 2016E $9.8 $2.2 $12.6 $12.5 -$2.3 $11.4 $7.8 $1.4 -$3.8 $10 $0 $10 -$26.5 $ -$30 -$20 -$2006 2007 2008 2009 2010 2011 2012E 2013E 2014E 2015E 2016E 8 Source: Company public filings and Board-authorized Company financial information and forecasts (a) Presented in accordance with Company’s internal reporting format (b) “Adjusted Net Revenue” is equivalent to Revenue as presented in public filings plus: “Equity income from unconsolidated subsidiaries”; “Gain on business combinations”; “Gain on sale of subsidiaries” (c) Adjusted to exclude non-operating items (d) Company’s fiscal year ends annually on the Saturday closest to December 31 and consists of either 52 weeks or 53 weeks

I I I F I N A N C I A L A N A L Y S I S P R O J E C T H O T S P U R S $450 Financial Forecast (cont’d) ($ in millions) NON-CASH ASSETS (a,c) $279.2 $275.1 $308.9 $384.7 $413.8 $321.5 $250 $300 $350 $400 $179.4 $71.5 $46.4 $14.3 $0 0 $50 $100 $150 $200 0.0 $0 2006 2007 2008 2009 2010 2011 2012E 2013E 2014E 2015E 2016E DEBT OUTSTANDING (b,c) $313.7 $304.8 $300 $350 $187.8 $177.3 $251.5 $189.9 $150 $200 $250 $70.8 $8.7 $8.7 $0.1 $0.0 -$50 $0 $50 $100 9 Source: Company public filings and Board-authorized Company financial information and forecasts (a) Includes GAAP balance sheet assets other than “Cash and Equivalents” (b) Consists of “Notes payable to banks and other” and “Notes payable to affiliates” (c) Company’s fiscal year ends annually on the Saturday closest to December 31 and consists of either 52 weeks or 53 weeks 2006 2007 2008 2009 2010 2011 2012E 2013E 2014E 2015E 2016E

I I I F I N A N C I A L A N A L Y S I S P R O J E C T H O T S P U R S Financial Analysis Summary IMPLIED HOTSPURS EQUITY VALUE METHODOLOGY COMMENTS 12/19/12 CLOSING STOCK PRICE: $8.27 PER SHARE CONSIDERATION: $10.00 DISCOUNTED CASH FLOW ANALYSIS $7.42 $10.66 Discount Rate: 15.0% - 18.0% Price / Tangible Book Value 09/30/2012 Tangible Shareholders' Equity Price / Earnings 12/31/2012 Adjusted Earnings (a) ELECTED PUBLIC COMPANIES ANALYSIS $8.83 $12.75 0.73x – 1.07x 9/30/12 Tangible Book Value of $129.1 million / / Ad d f Adjusted Earnings SELECTED PRECEDENT TRANSACTIONS ANALYSIS Price / Tangible Book Value 09/30/2012 Tangible Shareholders' $6.35 $8.45 $12.75 $13.27 7.0x -11.2x 12/31/2012E Adjusted Earnings of $12.8 million 0.52x – 1.07x 09/30/12 Tangible Book Value of Implied Premiums Paid (b,c) Equity $9.92 $11.58 20% – 40% premium to $8.27 closing stock price as of December 19, 2012 g $129.1 million 52-Week Low to High Closing Stock Price (b) INFORMATIONAL REFERENCE RANGES $6.88 $10.00 $0 00 $9 00 $18 00 52 – week closing stock price range as of December 19, 2012 0.00 9.00 18.00 10 Source: Company public filings, Board-authorized Company financial information and forecasts, Capital IQ, SNL Financial, Thomson SDC (a) Adjusted to exclude full-year earnings impact from recent and near-term planned divestitures, per Company management (b) For informational purposes (c) Based on premiums paid in all-cash transactions involving financial services targets with equity values of between $75m-$500m

I I I F I N A N C I A L A N A L Y S I S P R O J E C T H O T S P U R S Discounted Cash Flow Analysis (Dividend Discount Model) ($ in millions, except per share data) HOTSPURS historically has maintained a zero dividend policy Net present value (NPV) of distributable cash in terminal year utilizing discount rate range of 15% to 18% Company Forecast (Summary) NO INTERIM DIVIDENDS 2013E 2014E 2015E 2016E Dividends $0.0 $0.0 $0.0 $152.5 Total Cash 106.1 136.8 149.6 0.0 Board approved management projections do not contemplate dividends being paid prior to 2016 Total Non-Cash Assets 71.5 46.4 14.3 0.0 Tangible Common Equity 147.0 154.7 156.1 0.0 NPV ($ IN MILLIONS) NPV ($ PER SHARE) NPV ($ IN M No No Dividends Dividends 15.0% $87.2 15.0% $8.20 16.5% 82.8 16.5% $7.80 Discount Rate Discount Rate 18.0% 78.6 18.0% $7.42 P/ BV(a) P/ 2012E ADJ. EARNINGS IMPLIED MULTIPLE IMPLIED MULTIPLE No No Dividends Dividends 15.0% 0.68x 15.0% 6.8x 16.5% 0.64x 16.5% 6.5x Discount Rate Discount Rate 11 Source: Board-authorized Company financial information and forecasts Note: Assumes diluted share count in accordance with treasury stock methodology (TSM) (a) Book value as of 9/30/2012 18.0% 0.61x 18.0% 6.1x D D

I I I F I N A N C I A L A N A L Y S I S P R O J E C T H O T S P U R S Discounted Cash Flow Analysis (Dividend Discount Model): Sensitivities ($ in millions, except per share data) For illustrative and comparative purposes, sensitivity assuming adoption of capital management and dividend policy NPV utilizing discount rate range of 15% to 18% Operating Cash Flow Forecast (0%) 2013E 2014E 2015E 2016E Dividends $66.1 $40.1 $21.8 $21.7 Total Cash 40.0 30.0 20.0 0.0 Total Non-Cash Assets NPV of annual dividends in excess of working capital levels prescribed by the Company 2013E: $40.0 million 2014E: $30.0 million 2015E:$20.0 million 71.5 46.4 14.3 0.0 Tangible Common Equity 80.9 48.0 26.6 0.0 Operating Cash Flow Forecast (5%) 2013E 2014E 2015E 2016E Dividends $60.4 $38.6 $20.8 $21.6 To ta lCas h 40 0 30 0 20 0 0 0 Reduction of the Company’s annual operating cash flow forecasts 0% per year 5% per year Total Cash 40.0 30.0 20.0 0.0 Total Non-Cash Assets 71.5 46.4 14.3 0.0 Tangible Common Equity 80.9 48.0 26.6 0.0 Operating Cash Flow Forecast (10%) 2013E 2014E 2015E 2016E 10% per year 15% per year Dividends $54.7 $37.1 $19.8 $21.5 Total Cash 40.0 30.0 20.0 0.0 Total Non-Cash Assets 71.5 46.4 14.3 0.0 Tangible Common Equity 80.9 48.0 26.6 0.0 Operating Cash Flow Forecast (15%) 2013E 2014E 2015E 2016E Dividends $49.0 $35.6 $18.8 $21.4 Total Cash 40.0 30.0 20.0 0.0 Total Non-Cash Assets 71.5 46.4 14.3 0.0 Tangible Common Equity 80.9 48.0 26.6 0.0 12 Source: Board-authorized sensitivities per Company management

I I I F I N A N C I A L A N A L Y S I S P R O J E C T H O T S P U R S Discounted Cash Flow Analysis (Dividend Discount Model) ($ in millions, except per share data) Realization of projected operating cash flows subject to several factors, including: Recovery (collection) of unpaid principal balance on earning assets owned in accordance with the Company’s forecast Achievement of asset disposition schedule as set forth by the Company Reduction in overheard/operating expense at rate projected by the Company Reduction to projected Reduction to projected annual operating cash flow annual operating cash flow 0% 5% 10% 15% 0% 5% 10% 15% NPV ($ IN MILLIONS) NPV ($ PER SHARE) 15.0% $114.5 $107.7 $101.0 $94.2 15.0% $10.66 $10.05 $9.44 $8.83 16.5% $111.9 $105.2 $98.5 $91.9 16.5% $10.42 $9.82 $9.22 $8.62 18.0% $109.3 $102.7 $96.2 $89.6 18.0% $10.19 $9.60 $9.01 $8.42 Discount Rate Discount Rate P / BV(a) P / 2012E ADJ. EARNINGS IMPLIED MULTIPLE IMPLIED MULTIPLE Reduction to projected Reduction to projected annual operating cash annual operating cash flow flow 0% 5% 10% 15% 0% 5% 10% 15% 15.0% 0.89x 0.83x 0.78x 0.73x 15.0% 8.9x 8.4x 7.9x 7.4x 16.5% 0.87x 0.81x 0.76x 0.71x 16.5% 8.7x 8.2x 7.7x 7.2x 18.0% 0 85x 0 80x 0 74x 0 69x 18.0% 8 5x 8 0x 7 5x 7 0x Discount Rate Discount Rate 13 Note: Dividend cash flows discounted to present value as of December 31, 2012. Assumes diluted share count in accordance with TSM (a) Book value as of 9/30/2012 0.85x 0.80x 0.74x 0.69x 8.5x 8.0x 7.5x 7.0x

PROJECT HOTSPURS | III FINANCIAL ANALYSIS

Selected Public Companies Analysis ($ in millions, except per share data)

- LMM reviewed selected U.S. public companies operating in commercial finance, receivables management, specialty CRE and BDC sectors, with market capitalizations of under $750 million as of December 19, 2012

Company	Closing Stock Price	% of 52 Week High	% of 52 Week Low	Equity Market Cap	Total Assets	Price / TBV (x)	P / E 2012E (X)	2012E-2013E Earnings Growth (%)
HOTSPURS (current stock price) - Reported	$8.27	83%	127%	$88	$282.5	0.68x	4.5x	(42%)
HOTSPURS (current stock price) - Adjusted (a)	$8.27	83%	127%	$88	$282.5	0.68x	6.8x	(75%)
HOTSPURS (@ transaction) - Reported	$10.00	100%	154%	$107	$282.5	0.83x	5.5x	(42%)
HOTSPURS (@ transaction) - Adjusted (a)	$10.00	100%	154%	$107	$282.5	0.83x	8.3x	(75%)
COMMERCIAL FINANCE - DIVERSIFIED								
Marlin Business Services Corp.	$18.15	80%	145%	$231	$579	1.35x	19.1x	53%
MicroFinancial Incorporated	$7.72	80%	140%	$109	$167	1.37x	12.1x	11%
Mitcham Industries, Inc.	$13.59	52%	113%	$173	$193	1.07x	13.1x	69%
NewStar Financial, Inc.	$13.59	101%	154%	$686	$2,108	1.14x	29.9x	20%
RECEIVABLES MANAGEMENT								
Asset Acceptance Capital Corp.	$4.58	57%	128%	$141	$396	1.04x	12.0x	44%
Asta Funding, Inc.	$9.50	92%	130%	$123	$238	0.73x	NA	NA
Encore Capital Group, Inc.	$28.87	95%	148%	$721	$1,109	1.92x	9.3x	14%
SPECIALTY CRE								
Federal Agricultural Mortgage Corporation	$31.79	92%	183%	$336	$12,502	1.11x	7.0x	1%
Resource America, Inc.	$6.97	98%	150%	$141	$196	0.96x	NA	NA
Walker & Dunlop, Inc.	$16.30	93%	150%	$565	$1,879	1.99x	8.6x	17%
BDCs								
Fidus Investment Corporation	$16.35	96%	133%	$195	$328	1.07x	10.7x	12%
Gladstone Capital Corporation	$8.39	91%	114%	$176	$293	0.93x	9.2x	(7%)
Gladstone Investment Corporation	$7.21	85%	107%	$190	$374	0.95x	11.8x	1%
Horizon Technology Finance Corporation	$15.13	88%	112%	$142	$235	0.90x	10.7x	8%
Kohlberg Capital Corporation	$9.43	98%	169%	$250	$303	1.21x	10.8x	16%
Medley Capital Corporation	$14.31	98%	147%	$402	$416	1.14x	10.9x	11%
NGP Capital Resources Company	$7.13	88%	120%	$152	$295	0.73x	11.6x	26%
PennantPark Floating Rate Capital Ltd.	$12.85	97%	126%	$88	$178	0.92x	13.4x	17%
Solar Senior Capital Ltd.	$18.84	102%	122%	$178	$245	1.01x	14.5x	9%
THL Credit, Inc.	$14.60	100%	127%	$386	$404	1.10x	10.8x	6%
	High					1.99x	29.9x	69%
	Average					1.13	12.5	18%
	Median					1.07	11.2	13%
	Low					0.73x	7.0x	(7%)

Source: Public filings, FactSet and SNL Financial; Board-authorized Company financial information and forecasts
Note: "NA" denotes data not publicly available. Closing stock prices as of 12/19/2012
(a) HOTSPURS 2012E adjusted for recent and near-term planned divestitures

14 | LAZARD MIDDLE MARKET

PROJECT HOTSPURS III FINANCIAL ANALYSIS

Selected Precedent Transactions Analysis

($ in millions)

- LMM reviewed selected all-cash U.S. transactions announced between 01/01/2003 and 12/19/2012 involving specialty finance target companies with operating businesses in the following sectors (as defined by SNL Financial): (i) commercial mortgage banking; (ii) diversified commercial lending; (iii) diversified mortgage lending; (iv) diversified specialty lending; (v) niche commercial lending; and (vi) business development corporations

Date of Announcement	Acquiror	Target	Announced Transaction Value	Implied Price / TBV	
	Varde Partners	HOTSPURS	$107	0.83x	
6/7/12	Walker & Dunlop Inc.	CWCapital	$220	1.46x	
10/22/09	EverBank Financial	Tygris Commercial Finance	$292	0.52x	
6/8/05	MuniMae	Glaser Financial Group Inc.	$50	2.23x	
1/29/04	Sumitomo Corporation	Oxford Finance Corporation	$51	1.11x	
9/15/03	Rabobank Nederland	Lend Lease Agri-Business	$45	1.00x	(a)
8/14/03	Wachovia Corp.	Lend Lease Mortgage Capital	$43	1.04x	(a)
7/25/03	Hudson United Bancorp	Flatiron Credit Company, Inc.	$40	1.25x	
5/7/03	General Motors Acceptance Corp.	Lend Lease's U.S. Debt Advisory Group/CapMark	$106	0.82x	(a)
	High			2.23x	
	Average			1.18x	
	Median			1.07x	
	Low			0.52x	

Source: Public filings and SNL Financial
(a) Reflects P/BV. Intangible assets data publicly unavailable

15 LAZARD MIDDLE MARKET

P R O J E C T H O T S P U R S Appendix

A P P E N D I X P R O J E C T H O T S P U R S Implied Premiums Paid Period Prior to Announcement 1 - Day (a) 21% 1 - Week (a) 25% 4 - Weeks (a) 21% VARDE PARTNERS / HOTSPURS FINANCIAL SERVICES 1 - Day 120% 1 - Week 108% 4 - Weeks 107% 1 -33% HIGH Day 1 - Week 30% 4 - Weeks 29% 1 - Day 35% 1 - Week 35% 4 Weeks 35% MEDIAN AVERAGE - Weeks 1 - Day (31%) 1 - Week (36%) 4 - Weeks (41%) N b f i 36 LOW Number of transactions 16 Source: Thomson SDC. As of 12/18/2012 (a) HOTSPURS 1-day, 1–week and 4–week implied premium based on 12/19/12 reference date

PROJECT HOTSPURS APPENDIX

Cost of Equity Calculation

($ in millions)

A	B	C	D	E	F	G	H
Company	**Levered Beta**	**Net Debt**	**Market Cap.**	**Net Capital**	**Net Debt/Equity**	**Net Debt/Capital**	**Unlevered Beta**
RECEIVABLES MANAGEMENT							
Asset Acceptance Capital Corp	1.13	$183.2	$140.9	$324.1	130.0%	56.5%	0.63
Asta Funding, Inc	0.56	40.3	123.4	163.7	32.6%	24.6%	0.47
Encore Capital Group, Inc	1.20	595.9	721.1	1,316.9	82.6%	45.2%	0.80
COMMERCIAL FINANCE							
Marlin Business Services Corp.	1.14	$32.2	$230.8	$263.0	13.9%	12.2%	1.05
MicroFinancial Incorporated	0.66	67.4	109.4	176.8	61.6%	38.1%	0.48
Mitcham Industries, Inc	1.77	(9.8)	173.1	163.2	(5.7%)	(6.0%)	1.83
NewStar Financial, Inc	1.28	1,261.5	685.9	1,947.4	183.9%	64.8%	0.60
CRE LENDER, INVESTOR & SERVICERS							
Resource America, Inc	0.89	$4.4	$141.2	$145.6	3.1%	3.0%	0.87
Walker & Dunlop, Inc	0.84	1,272.3	565.0	1,837.3	225.2%	69.2%	0.35
BDCs							
Fidus Investment Corporation	0.94	$73.9	$195.1	$268.9	37.9%	27.5%	0.76
Gladstone Capital Corporation	0.90	52.0	175.6	227.5	29.6%	22.8%	0.77
Gladstone Investment Corporation	0.77	39.8	189.9	229.6	20.9%	17.3%	0.68
Horizon Technology Finance Corporation	0.66	73.0	141.8	214.7	51.5%	34.0%	0.50
Kohlberg Capital Corporation	1.12	79.5	249.6	329.1	31.9%	24.2%	0.94
Medley Capital Corporation	1.03	106.2	402.3	508.4	26.4%	20.9%	0.88
NGP Capital Resources Company	0.96	50.6	152.4	203.1	33.2%	24.9%	0.80
PennantPark Floating Rate Capital Ltd.	0.53	71.4	88.0	159.5	81.2%	44.8%	0.35
Solar Senior Capital Ltd.	0.74	52.3	177.7	229.9	29.4%	22.7%	0.62
THL Credit, Inc	0.78	24.2	385.5	409.7	6.3%	5.9%	0.76

High	**1.77**	**High**	225.2%	69.2%	1.83
Median	**0.90**	**Median**	32.6%	24.6%	0.76
Mean	**0.94**	**Mean**	56.6%	29.1%	0.75
Low	**0.53**	**Low**	(5.7%)	(6.0%)	0.35

		Notes
Cost of Equity Calculation:		
Risk-free rate of return	1.78%	10-year constant maturity treasury bond rate as of December 17, 2012 (Federal Reserve Statistical Release)
Equity risk premium	6.62%	2012 Ibbotson SBBI Valuation Yearbook
Small-company premium	8.93%	Decile 10(b)(y) from Ibbotson Associates' "2012 Risk Premia Over Time Report," which includes market capitalization of between $86.9mm - $128.67mm
Capital Structure Assumptions:		
Assumed Marginal Tax Rate	39.00%	
Target D/E Ratio	32.65%	Based on median net debt/equity ratio of selected companies shown above
Unlevered Beta	0.76	Median of selected companies shown above
Levered Beta	0.91	Levered beta equals unlevered beta multiplied by one plus target debt/equity ratio multiplied by one-tax rate
Estimated Cost Of Equity	**16.7%**	Capital Asset Pricing Model; risk-free rate of return plus equity risk premium multiplied by levered beta plus small stock premium

17 LAZARD MIDDLE MARKET

Source: Bloomberg, SNL Financial, public filings, Ibbotson Associates' Cost of Capital Yearbook (2012), Federal Reserve Statistical Release H.15, MSCI Barra

Note: Excludes Federal Agricultural Mortgage Corporation due to the existence of government guarantee on its debt

PROJECT HOTSPURS APPENDIX

Selected Publicly Traded Companies

Commercial Finance

- Marlin Business Services Corp.
- MicroFinancial Incorporated
- Mitcham Industries, Inc.
- NewStar Financial, Inc.

Receivables Management

- Asset Acceptance Capital Corp.
- Asta Funding, Inc.
- Encore Capital Group, Inc.

Specialty Commercial Real Estate (CRE) Services

- Federal Agricultural Mortgage Corp.
- Resource America, Inc.
- Walker & Dunlop, Inc.

Business Development Companies (BDCs)

- Fidus Investment Corporation
- Gladstone Capital Corporation
- Gladstone Investment Corporation
- Horizon Technology Finance Corporation
- Kohlberg Capital Corporation
- Medley Capital Corporation
- NGP Capital Resources Company
- PennantPark Floating Rate Capital Ltd.
- Solar Senior Capital Ltd.
- THL Credit, Inc.

18 LAZARD MIDDLE MARKET